Exhibit 99.1

PRESS RELEASE

TODAY’S DATE:	July 14, 2004

RELEASE DATE:	Immediate

(Nasdaq: PNTE)

POINTE FINANCIAL CORPORATION REPORTS

RESULTS FOR SECOND QUARTER OF 2004

BOCA RATON, FLORIDA – July 14, 2004 - Pointe Financial Corporation reported consolidated net earnings for the three months ended June 30, 2004 of $795,000, or $.35 basic and $.34 diluted earnings per share, compared to net earnings of $576,000, or $.26 per basic and $.25 diluted earnings per share for the three months ended June 30, 2003. The increase in the Company’s net earnings was primarily due to an increase in net interest income for the quarter at $3.9 million, as compared to the $3.3 million for the same period in 2003. The net interest margin for the three-month period in 2004 grew to 4.45%, as compared to 4.33% for the same period in 2003.

Consolidated net earnings for the six months ended June 30, 2004 were $1.658 million, or $.73 basic and $.70 diluted earnings per share, compared to net earnings of $1.037 million, or $.47 basic and $.46 diluted per share, for the six months ended June 30, 2003. The Company’s net interest income for the six-month period ending June 30, 2004 was $7.546 million, as compared to $6.375 million for the same period in 2003. Average loan balances grew to $261.3 million for the six-month period of 2004, as compared to the average loan balances of $220.8 million for the same period in 2003. The Company’s net interest margin (net interest income divided by average interest earning assets) for the six months ended June 30, 2004 was 4.46%, as compared to 4.14% for the same period in 2003. The Company’s interest rate spread (weighted average yield on interest earnings assets, less the weighted average cost on interest bearing liabilities) was 4.05% for the six months ended June 30, 2004, as compared to 3.63% for the same period in 2003.

Pointe Financial total consolidated assets at June 30, 2004 were $374.3 million, as compared to $348.7 million at December 31, 2003, an increase of $25.6 million or 7.3%. The Company's net loans at June 30, 2004 totaled $275.4 million, as compared to $253.4 million at December 31, 2003, an increase of $22.0 million or 8.7%. Total deposits at June 30, 2004 were $282.6 million, as compared to $263.9 million at December 31, 2003, an $18.7 million increase or 7.1%. The Company's stockholders' equity at June 30, 2004 was $35.6 million.

Mr. R. Carl Palmer, Jr., Chairman of the Board, President and Chief Executive Officer stated, “We are very pleased with our progress during 2004. We have experienced solid organic growth in both loans and deposits. Asset quality remains strong with less than $1.0 million of nonperforming loans at the end of June. During the year, the Company has improved our deposit mix resulting in lower cost of funding, improving our net interest margins.”

Mr. Palmer announced that the Bank expects to open a new office in Downtown Boca Raton shortly. This office located in the center of the business district is expected to expand the business opportunities for the Bank. Also during the quarter, the Bank entered into an agreement to lease an office in Coconut Grove, which is expected to open during the winter of 2004.

At the end of June 2004, Pointe Financial Corporation's subsidiary, Pointe Bank, operated nine full service commercial banking offices located in Palm Beach, Broward and Miami-Dade Counties.

This document contains certain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company's assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, expected cost savings, anticipated growth in the Company's newly established or augmented sources of noninterest income, changes in the domestic and foreign business environments and securities markets and changes in the regulatory authorities and policies affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company's filings with the Securities and Exchange Commission.

CONTACT: R. Carl Palmer, Jr., Chairman, President and Chief Executive Officer, or Bradley R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone: (561) 368-6300.

POINTE FINANCIAL CORPORATION

RESULTS FOR 2ND QUARTER 2004

SELECTED FINANCIAL DATA

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STATEMENT OF CONDITION - SUMMARY	JUN 30 2004 (unaudited)	DEC 31 2003 (audited)	JUN 30 2003 (unaudited)	% CHANGE JUN 30 2004-2003	% CHANGE DEC 31/2003 JUN 30/2004

TOTAL ASSETS	374,265	348,714	328,779	13.8%	7.3%
LOANS, NET OF ALLOWANCE	275,405	253,415	232,684	18.4%	8.7%
ALLOWANCE FOR LOAN LOSSES	3,301	3,441	3,523	-6.3%	-4.1%
OTHER INTEREST BEARING ASSETS	2,153	602	7,201	-70.1%	257.6%
SECURITIES	70,080	69,344	64,432	8.8%	1.1%
DEPOSITS	282,569	263,866	247,591	14.1%	7.1%
TIME DEPOSITS	80,152	75,535	80,637	-0.6%	6.1%
OTHER BORROWINGS	51,452	45,925	43,303	18.8%	12.0%
STOCKHOLDERS' EQUITY	35,609	34,917	33,824	5.3%	2.0%
BOOK VALUE PER SHARE	$15.66	$15.50	$15.14	3.4%	1.0%
TANGIBLE BOOK VALUE PER SHARE	$14.40	$14.18	$13.75	4.7%	1.6%

AVERAGE BALANCES

Loans	261,253	233,521	220,847
Securities	72,180	69,582	70,665
Other Earning Assets	4,695	12,314	16,758
Total Assets	358,697	333,636	325,377

Demand Deposits	70,888	58,681	54,408
Savings and NOW Deposits	34,573	27,616	25,820
Money Market Deposits	85,548	79,711	76,984
Time Deposits	76,536	82,100	85,125
Other Borrowings	51,396	47,628	45,856
Non-interest bearing Liabilities	4,366	4,292	4,108
StockHolders' Equity	35,390	33,608	33,076

	SIX MONTHS ENDED			THREE MONTHS ENDED
EARNINGS SUMMARY	JUN 30 2004	JUN 30 2003	% CHANGE 04 TO 03	JUN 30 2004	JUN 30 2003	% CHANGE 04 TO 03

NET INTEREST INCOME	7,546	6,375	18.4%	3,870	3,321	16.5%
PROVISION FOR LOAN LOSS	215	100	115.0%	115	200	-42.5%
NON INTEREST INCOME	1,858	1,693	9.8%	853	960	-11.2%
NON INTEREST EXPENSE	6,767	6,475	4.5%	3,437	3,245	5.9%
EXTRAORDINARY ITEM	0	0	0.0%	-	0	0.0%
NET INCOME	1,658	1,037	59.9%	795	576	38.0%

AVERAGE SHARES OUTSTANDING	2,261,583	2,213,068	2.2%	2,264,380	2,229,751	1.6%
AVERAGE DILUTED SHARES OUTSTANDING	2,359,981	2,265,903	4.2%	2,364,607	2,292,415	3.2%
BASIC EARNINGS PER SHARE	$0.73	$0.47	55.3%	$0.35	$0.26	34.6%
DILUTED EARNINGS PER SHARE	$0.70	$0.46	52.17%	$0.34	$0.25	36.1%

SELECTED RATIO’S			SIX MONTHS ENDED JUN 30			YR END DEC 31
			2004	2003		2003
NET INCOME TO:
AVERAGE ASSETS			0.92%	0.64%		0.75%
AVERAGE EQUITY			9.37%	6.27%		7.42%
NET INTEREST INCOME TO AVERAGE INTEREST EARNING ASSETS			4.46%	4.14%		4.25%
INTEREST RATE SPREAD			4.05%	3.63%		3.78%
NON INTEREST INCOME TO AVERAGE ASSETS			1.04%	1.04%		0.97%
NON INTEREST EXPENSE TO AVERAGE ASSETS			3.77%	3.98%		3.92%

RATIO OF AVERAGE INTEREST- EARNING ASSETS TO AVERAGE INTEREST-BEARING LIABILITIES			1.36	1.32		1.33

NONPERFORMING LOANS AND REO TO TOTAL ASSETS AT END OF PERIOD			0.03%	0.11%		0.21%
RESERVES AS A PERCENTAGE OF NONPERFORMING LOANS AND REO			2750.83%	934.48%		472.02%
LOAN LOSS RESERVE RATIO			1.18%	1.49%		1.34%
TIER I CAPITAL TO TOTAL ASSETS – LEVERAGE RATIO			8.83%	9.05%		8.99%